June 15, 2021

To: United States Securities and Exchange Commission

Dear Sirs / Mesdames:

Re: GameSquare Esports Inc.

We refer to the Form 20-F of GameSquare Esports Inc. (the "Company") dated June 15, 2021 filed with the United States Securities and Exchange Commission, as defined therein.

We consent to being named and to the use, in the abovementioned Form 20-F, of our report dated May 28, 2021 to the shareholders of the Company on the following consolidated financial statements:

a) Consolidated statements of financial position as at November 30, 2020 and 2019.

b) Consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the year ended November 30, 2020 and the period from December 13, 2018 (incorporation) to November 30, 2019, and a summary of significant accounting policies and other explanatory information.

We report that we have read the Form 20-F and all information therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements. We have complied with PCAOB auditing standards for an auditor's consent to the use of a report of the auditor included in a filing statement, which does not constitute an audit or review of the filing statement.

Sincerely,

Chartered Professional Accountants, Licensed Public Accountants

Markham, Canada

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